Exhibit 99.1

NEWS RELEASE
June 17, 2024

Dycom Announces Planned Leadership Transition

Chief Executive Officer Steven E. Nielsen to Retire in November 2024

Executive Vice President and Chief Operating Officer Daniel S. Peyovich to Become Next CEO

Palm Beach Gardens, Florida, June 17, 2024 - Dycom Industries, Inc. (NYSE: DY) (“Dycom” or the “Company”) today announced that after 25 years of service as Chief Executive Officer, Steven E. Nielsen will retire on November 30, 2024. In preparation for his retirement, Mr. Nielsen worked closely with the Board of Directors (the “Board”) on a comprehensive multi-year succession plan. As a result of that process, Daniel S. Peyovich, the Company’s Executive Vice President and Chief Operating Officer, has been appointed the Company’s next CEO, effective upon Mr. Nielsen’s retirement.

Mr. Nielsen remains CEO and Chair of the Board until his retirement, at which point he will step down as a director. Mr. Peyovich has also been appointed President of the Company, effective today, and he is expected to join the Board on November 30, 2024. Additionally, the Board has voted to designate Richard K. Sykes, Dycom’s current Lead Independent Director, as the Company’s next Chairman, with the appointment effective following Mr. Nielsen’s retirement.

Mr. Nielsen said, “Today, Dycom is performing exceptionally well and is led by a skilled, experienced, and strong management team. Our strategy has positioned Dycom for sustained growth amidst unprecedented industry opportunities. I strongly believe that this is the right time for Dycom to transition to a new leader and am confident the Company is well positioned to continue delivering financial and operational success. Dan is ideally suited to lead Dycom into the future. He deeply understands our business, possesses broad operational expertise, and thoroughly appreciates the high expectations of our customers, employees and shareholders. I look forward to a seamless handover and will continue to collaborate closely with him throughout the transition period.”

During Mr. Peyovich’s tenure, he has been instrumental in improving the Company’s operations, deepening customer relationships, enhancing workplace safety, and delivering strong program management and oversight. All of this has been accomplished as revenue has grown by over $1.0 billion from $3.1 billion for fiscal year 2021 to $4.2 billion for fiscal year 2024, with Adjusted EBITDA growing 62% from $311 million to $505 million. Prior to joining the Company in January 2021, Mr. Peyovich spent 21 years in various leadership and management roles at Balfour Beatty Construction, ultimately serving as President of its Northwest Division.

Dycom Lead Independent Director Richard K. Sykes said, “The Board is exceptionally grateful to Steve for his significant contributions to Dycom over the past 25 years as CEO, including his unwavering commitment to the Company, its customers and employees. Under Steve’s leadership, Dycom has established itself as a trailblazer in its industry. He has grown shareholder value, built a talented management team, and established a resilient culture that provides a strong foundation for this transition and Dan’s and Dycom’s continued success. After conducting a rigorous succession planning process, the Board is confident that Dycom has a bright future with Dan at the helm.”

Mr. Peyovich said, “I am honored to lead Dycom’s more than 15,000 dedicated employees as we continue to grow and deliver our services safely and with the same high level of quality that our customers and communities have come to expect. I would like to thank Steve personally for his mentorship and support, and for the legacy he leaves in our industry, our business, and most importantly in our culture. Looking forward, I believe we are well positioned to continue to be at the forefront of evolving opportunities while delivering shareholder value.”

Mr. Nielsen concluded, “I am proud of all that Dycom has accomplished during my more than 30 years working for the Company, and I want to express my heartfelt thanks to all the Dycom family for your support and commitment during my tenure as CEO. It has been an incredible honor to lead such an outstanding group of people. I am as excited today about Dycom’s prospects as ever and am convinced that together you and Dan will take Dycom to greater heights and to a very successful future.”

About Dycom Industries, Inc.

Dycom is a leading provider of specialty contracting services to the telecommunications infrastructure and utility industries throughout the United States. These services include program management; planning; engineering and design; aerial, underground, and wireless construction; maintenance; and fulfillment services for telecommunications providers. Additionally, Dycom provides underground facility locating services for various utilities, including telecommunications providers, and other construction and maintenance services for electric and gas utilities.

Forward Looking Information

This press release contains forward-looking statements within the meaning of the 1995 Private Securities Litigation Reform Act. Forward-looking statements are based on management’s expectations, estimates and projections, are made solely as of the date these statements are made, and are subject to both known and unknown risks and uncertainties that may cause the actual results and occurrences discussed in these forward-looking statements to differ materially from those referenced or implied in the forward-looking statements contained in this press release. The most significant of these known risks and uncertainties are described in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) and include future economic conditions and trends including the potential impacts of an inflationary economic environment, changes to customer capital budgets and spending priorities, the availability and cost of materials, equipment and labor necessary to perform our work, the adequacy of the Company’s insurance and other reserves and allowances for doubtful accounts, whether the carrying value of the Company’s assets may be impaired, the future impact of any acquisitions or dispositions, adjustments and cancellations of the Company’s projects, the impact to the Company’s backlog from project cancellations or postponements, the impacts of pandemics and public health emergencies, the impact of varying climate and weather conditions, the anticipated outcome of other contingent events, including litigation or regulatory actions involving the Company, the adequacy of our liquidity, the availability of financing to address our financials needs, the Company’s ability to generate sufficient cash to service its indebtedness, the impact of restrictions imposed by the Company’s credit agreement, and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update its forward-looking statements.

For more information, contact:

Callie Tomasso, Vice President Investor Relations

Email: investorrelations@dycomind.com

Phone: (561) 627-7171

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